Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED FEBRUARY 8, 2024
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023, Supplement No. 2 dated September 5, 2023, Supplement No. 3 dated September 18, 2023, Supplement No. 4 dated October 4, 2023, Supplement No. 5 dated October 10, 2023, Supplement No. 6 dated October 24, 2023, Supplement No. 7 dated November 3, 2023, Supplement No. 8 dated November 16, 2023, Supplement No. 9 dated December 4, 2023, Supplement No. 10 dated December 28, 2023, Supplement No. 11 dated January 5, 2024, Supplement No. 12 dated January 9, 2024 and Supplement No. 13 dated February 2, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose updates to our real estate loan allocation.

Investments in Real Estate Loans

The first paragraph under the section "Prospectus Summary—Portfolio Allocation Targets" beginning on page 22 of our prospectus and the fourth paragraph under the section "Investment Objectives and Strategy—Investment Guidelines and Portfolio Allocation Targets" beginning on page 72 of our prospectus are both replaced with the following:

Following stabilization, as further described below, we will seek to invest:
•up to 80% of our net assets in properties;
•up to 35% of our net assets in real estate equity securities;
•up to 40% of our net assets in real estate loans; and
•up to 10% of our net assets in cash, cash equivalents and other short-term investments.

The first sentence in the first paragraph under the section "Investment Objectives and Strategy—Investment in Real Estate Loans—Investing in and Originating Real Estate Loans" beginning on page 80 of our prospectus is replaced with the following:

We may invest up to 40% of our net assets in real estate loans.